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                                                                 Exhibit 10.15

                               SERVICES AGREEMENT

               This Service Agreement ("Agreement") effective as of April 22, 2002 ("Effective Date") is entered into by and between Rosenbluth International, Inc., a Pennsylvania corporation, having its principal place of business at 2401 Walnut Street, Philadelphia, PA 19103 ("UPSTREAM") and Orbitz, LLC, a Delaware limited liability company, having its principal place of business at 200 South Wacker Drive, Suite 1900, Chicago, IL 60606 ("ORBITZ").

                                    RECITALS

               Whereas, UPSTREAM is in the business of providing various call center services (including inbound and outbound telemarketing services and outsourced customer service and related services), professional services, information integration services, including database marketing and management services, internet-based customer service and related service, fulfillment services and related services; and

               Whereas, ORBITZ wishes to engage UPSTREAM as its outsource service provider to provide and manage certain call center services on the terms and conditions set forth in this Agreement;

               Now, therefore, in consideration of the foregoing, the mutual promises and undertakings set forth below and other good and valuable consideration exchanged by the parties, the receipt and sufficiency of which are acknowledged by the parties, the parties agree as follows:

1. PURPOSE. ORBITZ wishes to engage UPSTREAM to perform the Services so as to (i) be reasonably flexible and responsive to the customer call requirements of ORBITZ and (ii) measure and report the quality of such Services pursuant to the Service Levels.

2. DEFINITIONS. Defined terms used but not otherwise defined in the body of this Agreement shall have the following meaning set forth below:

        2.1 "ANNUAL FORECAST" means a twelve (12) month rolling Forecast provided quarterly on or before the last day of the quarter, which shall be used for UPSTREAM's planning purposes only.

        2.2 "ACD" means automatic call distributor, which is a specialized telephone system used in the UPSTREAM call centers. ACD is a programmable device that automatically answers, queues and distributes calls to agents, plays delay announcements to callers and provides real-time and historical reports on activities.

        2.3    "ARC" means Airlines Reporting Corporation.

        2.4 "ARC MONTH" means the ARC monthly reporting period, which is either a 4 or 5 week 'month' as determined according to the table provided by ORBITZ to UPSTREAM at the beginning of each calendar year of the Term. For 2002, the table shall be as set forth on Exhibit D.

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        2.5    "ARC REPORT" means a report of the actual number of Ticket
               Transactions reported to ARC.

        2.6 "AVERAGE AFTER-CALL WORK" means work that is necessitated by and immediately follows an inbound Contact. Often includes entering data, filling out forms and making outbound Contact necessary to complete the transaction. The agent is unavailable to receive another inbound Contact while in this mode.

        2.7 "AVERAGE HANDLE TIME" means the sum of Average Talk Time and Average After-Call Work for a specified time period, as measured by UPSTREAM's ACD.

        2.8 "AVERAGE TALK TIME" means time an agent spends with a caller during a Contact. Includes everything from "hello" to "goodbye."

        2.9 "CMS" means call management system used for staffing, scheduling and real time reports from the call centers.

        2.10 "CHANGE IN CONTROL" means the occurrence of any of the following events with respect to a party:

               (i) an acquisition by any individual, entity or group of beneficial ownership of more than 50% of either (1) the then outstanding equity interests of the party (the "Outstanding Interests") or (2) the combined voting power of the then outstanding voting interests of the party entitled to vote in the general election of directors (the "Voting Interests"); or

               (ii) a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the party (a "CIC Event"); excluding, however, a CIC Event pursuant to which the individuals and entities who are the beneficial owners, respectively, of the Outstanding Interests and the Voting Interests immediately prior to such CIC Event beneficially own, directly or indirectly, 50% or more, respectively, of the Outstanding Interests and the Voting Interests of the entity resulting from such CIC Event.

        2.11 "CONTACT" means receipt of an inbound telephone call or inbound email from an ORBITZ customer or any combination thereof.

        2.12 "CONTACT HANDLED" means a Contact, which is answered by UPSTREAM and handled through to resolution of the customer's issue, as measured by UPSTREAM's automatic call distribution ("ACD") system at the Facilities.

        2.13 "CONTACT RATIO" means the ratio of Contacts Handled (minus Contacts Handled with respect to the Orbitz Rewards Program or other programs mutually agreed upon by the parties) to Ticket Transactions. In the event the Contacts Handled with respect to the Corporate Travel Program are priced separately (as agreed upon by the parties pursuant to Section 8.6), then such Contacts Handled shall

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               also be subtracted from Contacts Handled for purposes of
               calculating the Contact Ratio.

        2.14 "CONTACT ACCURACY" means the measure of the accuracy of the information provided to a customer in connection with a Contact Handled.

        2.15 "CORPORATE TRAVEL PROGRAM" means the travel products and services to be offered by ORBITZ to corporate users of the ORBITZ web site.

        2.16 "DIRECT CONNECT REPORT" means a report of the actual number of direct connection Ticket Transactions booked by ORBITZ based on information derived by ORBITZ from the airlines on which such Ticket Transactions were booked.

        2.17 "DISASTER RECOVERY PLAN" means a detailed plan for backup and disaster recovery developed and maintained by UPSTREAM.

        2.18   "DOUBLE DOWN EMAIL PRICE" [***]

        2.19   "DOUBLE DOWN VOICE PRICE" [***]

        2.20   "EMAIL PRICE" [***]

        2.21   "FINAL MONTHLY REPORT" [***]

        2.22 "GDS ENVIRONMENTS" means any GDS platform environment, including, without limitation, Worldspan, Sabre, Apollo and Shares.

        2.23 "FEES" shall mean the Transaction Fees, Transition Fees and/or Rewards Fees, as applicable.

        2.24 "FORECAST" means a forecast of the anticipated number of Ticket Transactions for a calendar month.

        2.25 "LAUNCH DATE" means the date on which the Implementation (as defined below) and transition of the Services from ORBITZ's existing vendor to UPSTREAM commences. The Launch Date shall occur on April 29,2002.

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        2.26   "MINIMUM FORECAST MONTH" [***]

        2.27   "MINIMUM NUMBER OF TICKET TRANSACTIONS" [***]

        2.28   "MONTHLY FORECAST" [***]

        2.29   "PARITY EMAIL PRICE" [***]

        2.30   "PARITY VOICE PRICE" [***]

        2.31 "PRELIMINARY MONTHLY REPORT" means a preliminary report of the Ticket Transactions in the previous month, which data shall be based on ORBITZ's daily reports received from etravelexperts, LLC, ORBITZ's provider of ticket fulfillment and handling services, back office reporting and ARC Settlement and reporting services ("ETX").

        2.32 "REWARDS PROGRAM" means the affinity program to be offered to ORBITZ customers, whereby customers will have the opportunity to accrue points in the Rewards Program by using their ORBITZ-branded credit card or otherwise conducting transactions on the ORBITZ web site, and to redeem those points for travel-related rewards available from ORBITZ.

        2.33 "SERVICES" means the call center services to be provided by UPSTREAM to ORBITZ under this Agreement, as more fully described on Exhibit A hereto, Exhibit B hereto and the Policies and Procedures Guide. Services shall also include handling all Contacts related to (i) car and hotel accommodation reservations,
               (ii) the Rewards Program (as defined in Section 2.10), and the Corporate Travel Program (as defined in Section 2.6). The UPSTREAM personnel who handle Rewards Program Contacts shall be the same whether such Contacts are telephone or email-based and Contractor shall not handle the Rewards Program Contacts.

        2.34 "SERVICE LEVEL" means, individually and collectively, the service levels, performance standards and other quantitative and qualitative performance

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               standards and commitments for the Services contained in this
               Agreement, as set forth in Exhibit B.

        2.35   "SERVICE LEVEL CREDITS" [***]

        2.36 "SOFTWARE" means any software, programming or computer code, including without limitation, the computer telephony integration ("CTI") software, staffing and scheduling software, call monitoring software and KANA email management software, owned by UPSTREAM or that are provided on behalf of or licensed and used by UPSTREAM in performance of the Services, along with all related documentation.

        2.37   "STAFFING CONTACT RATIO" [***]

        2.38   "TICKET TRANSACTION" [***]

        2.39 "TRANSFER DATE" means the date on which Contractor has begun performing the Contractor Services.

        2.40   "VOICE PRICE" [***]

3.      SERVICES.

        3.1 UPSTREAM shall perform the Services in accordance with Exhibit A, Exhibit B hereto and the Policies and Procedures Guide. While in communication with ORBITZ's customers or potential customers, UPSTREAM personnel shall conduct themselves in a businesslike and friendly manner that reflects well upon ORBITZ and shall comply with the additional conduct requirements set forth in the Policies and Procedures Guide. UPSTREAM personnel performing the

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               Services shall not receive any personal telephone calls on any
               ORBITZ toll free number, nor shall any UPSTREAM personnel for receipt of incoming calls use the ORBITZ toll free number. UPSTREAM shall not subcontract any portion of the Services without the express written consent of ORBITZ, not to be unreasonably withheld, except as set forth in Section 4. UPSTREAM shall comply with all laws applicable to UPSTREAM's business which relate to or affect the Services.

        3.2 In providing the Services, UPSTREAM shall support all GDS Environments. With respect to Services to be performed by UPSTREAM in response to Contacts, ORBITZ shall provide to UPSTREAM with the Annual Forecast and the Monthly Forecast. The Annual Forecast does not, in any way, represent a commitment by ORBITZ to provide call volume to UPSTREAM.

        3.3    [***]

        3.4 UPSTREAM shall obtain, at its expense, all licenses and rights necessary for UPSTREAM to perform the Services, including, without limitation, licenses to use the Software.

        3.5    [***]

        3.6 In the event any third-party who is an ORBITZ customer brings a claim based on UPSTREAM's negligence, for which UPSTREAM would have an indemnification obligation pursuant to Section 11.2(a)(ii), ORBITZ shall first use its best efforts to enforce against such third-party the terms and conditions (and specifically, the limitations on liability) as they exist on the ORBITZ web site.

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4.      IMPLEMENTATION AND OUTSOURCING.

        4.1 ORBITZ shall use reasonable commercial efforts to (i) develop an agent interface from Chicago to the UPSTREAM call center locations in Dickinson and Fargo, North Dakota (the "Facilities"), (ii) use ORBITZ's desktop interface tool, and
               (iii) facilitate telecom connectivity between ORBITZ vendors and the Facilities required to effectively manage its call volume (the "Implementation"). Implementation shall commence on the Launch Date and shall be completed no later than July 31, 2002 (the "Implementation Period"). In the event ORBITZ does not completed its obligations as set forth in this Section 4.1 prior to the end of the Implementation Period, then for whatever period by which such performance is delayed, UPSTREAM's performance of its Implementation obligations (as set forth on Exhibit A) shall be delayed by an equivalent period of time.

        4.2 In order to facilitate successful Implementation, UPSTREAM will undertake the Implementation obligations set forth on Exhibit A and will utilize the Facilities to perform the Services. Upon mutual agreement of the parties, additional sites may be used by UPSTREAM in performance of the Services based on increases in ORBITZ's call volume or resource needs.

        4.3 UPSTREAM shall provide ORBITZ with three full-time dedicated resources (the "IT Resources") for professional services, technology development and CTI programming during the Implementation Period. After the Implementation Period, the IT Resources shall be available at ORBITZ's request to perform 200 hours per month of free technical programming throughout the Term, for purposes of reporting modifications and CTI integration and related programming. If performance of additional development services requested by ORBITZ will exceed 200 hours per month, UPSTREAM shall provide ORBITZ prior written notice of any such excess hours, and if ORBITZ authorizes such excess hours, UPSTREAM shall be paid at a rate of $[***] per hour.

        4.4 SERVICES TO BE PERFORMED BY CONTRACTOR. Upon receipt of notice from ORBITZ at any time after November 30, 2002 ("Transfer Notice"), which notice shall be given if, and only if, ORBITZ desires to give such notice, UPSTREAM will (within 120 days of receipt of the Transfer Notice) outsource the processing of email Contacts (the "Contractor Services") to an overseas third-party selected by UPSTREAM and approved by ORBITZ (such approval not to be unreasonably withheld) ("Contractor"), pursuant to an agreement between UPSTREAM and the Contractor (the "Contractor Agreement"), and ORBITZ consents to such subcontracting, provided that:

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               (i)    UPSTREAM shall provide ORBITZ with advance written notice
                      of the Transfer Date, which date shall occur no later than 120 days after the date of the Transfer Notice, and shall report to ORBITZ monthly with such information as may be requested by ORBITZ from time-to-time with respect to Contractor's performance thereof.

               (ii) UPSTREAM acknowledges that the Contractor Services are a portion of the Services to be provided under this Agreement, and with respect to the performance of the Contractor Services, UPSTREAM shall ensure that all obligations of UPSTREAM pursuant to this Agreement, including, but not limited to, obligations relating to the Service Levels, reporting, personnel training and expertise, Confidential Information, intellectual property, and ORBITZ's audit rights, shall be binding on Contractor under the Contractor Agreement (the "Contractor Obligations") and UPSTREAM shall aggressively enforce all such Contractor Obligations. UPSTREAM shall be fully responsible for any and all actions taken by Contractor in performance, violation or failure of the Contractor Obligations ("Contractor Actions"), as if such Contractor Actions were performed by UPSTREAM under this Agreement. The Contractor Agreement shall provide that ORBITZ is an intended third-party beneficiary of the Contractor Agreement, with the right to enforce the Contractor Agreement as though it were a party thereto.

               (v) UPSTREAM shall ensure, and shall be responsible, at its sole cost and expense, for all necessary and advisable training of Contractor prior to and during any performance by Contractor of the Contractor Obligations. At ORBITZ's request, (i) UPSTREAM shall cause Contractor to enter into a separate non-disclosure agreement with ORBITZ and/or
                      (ii) UPSTREAM shall execute an estoppel letter in a form requested by ORBITZ and not more than monthly, certified by an officer of the UPSTREAM, that Contractor is in full compliance with all terms of the Contractor Agreement.

                             Any dispute arising under, or in connection with, the Contractor Agreement shall be submitted to binding arbitration on terms substantially similar to those set forth on Exhibit H, and such arbitration shall take place in the United States, and UPSTREAM shall obligate Contractor, in the Contractor Agreement, to be bound by and participate in such arbitration at the election of ORBITZ.

                             In the event Contractor breaches the Contractor Agreement or any of the Contractor Obligations, ORBITZ shall have the right to cause UPSTREAM (i) to require Contractor to take all necessary remedial actions at their sole cost and expense and in a time frame appropriate to the circumstance or
                             (ii) to terminate the Contractor Agreement with respect to the Contractor Services being


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                             performed by Contractor; and following any such
                             termination, UPSTREAM shall either (i) replace Contractor with another subcontractor, subject to ORBITZ's approval or (ii) transfer the performance of the Contractor Services back to the Facilities, and in either event, the pricing applicable to the Contractor Services (as specified in Section 8.1, Exhibit D-3) shall continue to apply to any such Contractor Services, whether such Contractor Services are being performed by another contractor or directly by UPSTREAM. The Contractor Agreement shall require that the Contractor Services shall be performed in a secure environment, such that only those employees of Contractor performing the Contractor Services shall have access to ORBITZ confidential information or to the area within Contractor's facility where the Contractor Services are being performed (the "Secure Area"). Further, Contractor shall (A) not provide similar services to the Contractor Services any Competitive Entity (as defined in Section 9.2) within or on the same floor of the building in which the Secure Area is located, (B) ensure that Contractor employees (while employed by Contractor) who provide the Contractor Services shall not, during the Term and for a period of 12 months thereafter, provide similar services to any Competitive Entity.

        Upon mutual agreement of the parties to the pricing therefore, the parties shall include outsourcing of telephone Contacts within the definition of Contractor Services.

        4.5 TRANSFER OF CONTRACTOR SERVICES FOR FORCE MAJEURE. In the event UPSTREAM transfers the Contractor Services back to the Facilities due to a force majeure event (as described in Section 12.7 below), which would excuse Contractor from providing Contractor Services, then for the period of time during which the force majeure event continues, and subject to UPSTREAM's responsibilities pursuant to the Disaster Recovery Plan, pricing applicable to the Services shall revert to the United States pricing matrices as set forth in Section 8.1 and attached as Exhibit D-2.

5.      UPSTREAM RESPONSIBILITIES.

        5.1 EXCLUSIVITY. Provision of the Services shall be exclusive to UPSTREAM, such that neither a third party nor ORBITZ's own personnel shall provide the same or similar services as those provided by UPSTREAM under this Agreement; provided, however, if UPSTREAM is unable to find a Contractor acceptable to ORBITZ pursuant to Section 4.4, such that the Transfer Date can occur within one hundred twenty (120) days following the Transfer Notice, then the pricing applicable to Contractor Services (as set forth on Exhibit D-3) shall apply with respect to email and UPSTREAM shall continue to provide all of the Services (including Contractor Services that were to be provided on ORBITZ's request by the Contractor) at its Facilities.


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        5.2    REQUIRED REPORTS. UPSTREAM shall present to ORBITZ, or ORBITZ's designated project manager, (i) all of the reports specified on Exhibit A and (ii) a report on a daily basis, in a form acceptable to ORBITZ, which specifies such information as may be mutually agreed upon by the parties hereto. ORBITZ and all ORBITZ agents and contractors will have real-time access (provided that during the Implementation Period such access shall be on a near real-time basis) to all ORBITZ CMS data, and remote access to the Nice System (as defined in Section 5.10) and other ORBITZ-related data maintained by UPSTREAM, to develop reports, analyze trends and otherwise use for internal business purposes, as needed.

        5.3 ACCESS TO ORBITZ'S ELECTRONIC RESOURCES. UPSTREAM shall strictly follow all ORBITZ security rules and procedures (that are provided to UPSTREAM in advance and in writing) for use of ORBITZ electronic resources. All user identification numbers and passwords disclosed to UPSTREAM and any information obtained by UPSTREAM as a result of UPSTREAM's access to, and use of, ORBITZ computer and electronic storage systems shall be deemed to be and shall be treated as ORBITZ's Confidential Information, as such term is defined in the NDA, as referenced and incorporated herein pursuant to Section 7.1.

        5.4 COOPERATION. UPSTREAM agrees to reasonably cooperation with third parties that ORBITZ may engage in connection with the development, testing, integration, maintenance and operation of the ORBITZ website and related systems. UPSTREAM shall work with ORBITZ and its ticketing service partner and other ORBITZ-designated service providers to optimize the customer service and fulfillment processes. UPSTREAM shall assist in the implementation of any telecommunications equipment required to interface with ORBITZ, Worldspan, L.P. (or any other GDS providing services to ORBITZ), ORBITZ's ticketing service partner and other ORBITZ-designated service providers to accomplish a seamless operation.

        5.5    KEY PERSONNEL. [***]

        5.6 SECURITY POLICIES. UPSTREAM agrees that all UPSTREAM personnel, while visiting the premises of ORBITZ or other third parties in performance of the Services, shall comply with all the internal rules and regulations of ORBITZ or the other party, including security procedures, which shall be provided to UPSTREAM in advance and in writing.

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        5.7    INSURANCE. UPSTREAM shall, at its own expense, obtain and
               maintain insurance as set forth in Exhibit C. These insurance coverages shall be primary and non-contributing with respect to any other insurance or self-insurance that may be maintained by UPSTREAM.

        5.8 PROBLEM ANALYSIS. If UPSTREAM fails to meet any of the Service Levels, UPSTREAM shall (i) promptly investigate and report on the causes of the problem, (ii) use its best efforts to correct the problem and begin meeting the Service Levels as soon as practicable and (iii) advise ORBITZ, as and to the extent reasonably requested by ORBITZ, of the status of remedial efforts to be undertaken with respect to such problem and provide ORBITZ reasonable evidence that the causes of such problem have been or will be corrected.

        5.9 CONTINUOUS IMPROVEMENT REVIEWS. Within three (3) months after the Launch Date, and at least quarterly thereafter, UPSTREAM shall schedule a meeting with ORBITZ to review the Service Levels. As part of this review process, the parties shall mutually determine whether or not increased or additional Services are required and negotiate in good faith on additional Service Levels, if applicable, to be added to Exhibit B.

        5.10 MEASUREMENT AND MONITORING. UPSTREAM shall maintain the measurement and monitoring tools, metrics and reporting procedures set forth on Exhibits A and B to measure and report UPSTREAM's performance of the Services against the applicable Service Levels, including, without limitation, the NICE, Inc. online monitoring tool whereby the monitoring party may listen to calls remotely or historically and view actual screen shots used throughout the handling of a Contact (the "NICE system"). The NICE System shall be installed and functional no later than the completion of the Implementation Period. UPSTREAM shall provide ORBITZ with information and access to such tools and procedures upon request, for purposes of audit verification. If ORBITZ reasonably requests that UPSTREAM provide additional tools, metrics and reports, UPSTREAM shall, in its sole discretion, provide them as part of the Services.

        5.11 DISASTER RECOVERY SERVICES. UPSTREAM shall submit a Disaster Recovery Plan to ORBITZ as soon as reasonably practicable, and the parties agree to use commercially reasonable efforts to agree upon a final Disaster Recovery Plan no later than the end of the Implementation Period. The Disaster Recovery Plan shall be deemed incorporated herein by reference and shall be attached hereto as Exhibit F. UPSTREAM shall implement the Disaster Recovery Plan as necessary, and such implementation shall be incorporated into the Services. The Disaster Recovery Plan shall include procedures for periodic backup of data, procedures for declaration of a disaster, notification procedures for UPSTREAM personnel and ORBITZ personnel and procedures for recovery of processing functions following a disaster. The cost of additional equipment required for UPSTREAM to perform the requirements of the Disaster Recovery Plan shall be agreed upon by the parties and, to the extent such cost is to be reimbursed by ORBITZ, shall be reimbursed without markup.

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        5.12   STATEMENTS OF WORK. In the event ORBITZ requests any additional services be performed by UPSTREAM not specified in the Services, such project will be performed by UPSTREAM pursuant to a statement of work ("SOW") that must be signed by both parties. Each SOW will be subject to the terms of this Agreement and the services to be performed thereunder shall be deemed "Services" as defined herein. In the event of any conflict or inconsistency between the terms of this Agreement and any SOW, this Agreement will prevail. Each SOW shall include, as applicable, (i) the start date, location and scheduled completion of the project,
               (ii) a description of the project and services to be performed by UPSTREAM, (iii) project milestones, (iv) ORBITZ acceptance criteria for the project and any deliverables thereunder, (v) the hourly rates or project rate for the project, (vi) the names of all key project personnel and (vii) such other information as may be agreed to by the parties.

        5.13 RESOURCES. UPSTREAM shall be responsible, at its sole cost and expense, for UPSTREAM's Implementation obligations and for all training, account management, facilities costs, equipment and Software costs, Avaya G3r phone switches, as well as all other supporting applications necessary in UPSTREAM's performance of the Services. UPSTREAM shall be responsible, at its sole cost and expense, for obtaining the technology necessary in performing the Services, including software licenses and maintenance for the KANA (or any similar) email management system, CTI application software for "screen pops" and reporting, call monitoring software that displays both screen shots as well as call data, staffing and scheduling software as necessary to meet ORBITZ specifications as well as remote monitoring and web-based reporting.

        5.14 POLICIES AND PROCEDURES GUIDE. UPSTREAM shall, in conjunction with ORBITZ, develop and maintain a policies and procedures guide ("Policies and Procedures Guide") by the end of the Implementation Period, which shall be updated from time-to-time as mutually agreed by the parties and shall include, without limitation, the following:

               (i) How UPSTREAM shall perform the Services under this Agreement, including (a) the equipment and Software being used, (b) the operations manuals, user guides, specifications and other documentation which provides further details of the Services, (c) the activities that UPSTREAM proposes to undertake in order to provide the Services, including, where appropriate, those direction, supervision, monitoring, staffing, reporting, planning and oversight activities normally undertaken at facilities that provide services of the type UPSTREAM shall provide under this Agreement;

               (ii) The procedures for UPSTREAM-ORBITZ communication and interaction, including (a) ARC Report processes, (b) Contact handling and transferring policies, (c) back office processes, (d) problem management and escalation procedures, (e) priority and project procedures, and (f) quality assurance procedures; and quality assurance processes and

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                      procedures to ensure the Services are performed in
                      accordance with the Service Levels, including, without limitation, (a) a provision that UPSTREAM personnel handling email-based Contacts shall have typing proficiency of no less than 50 words per minute with two
                      (2) or less errors and (b) a provision that prohibits UPSTREAM personnel from taking messages in response to Contacts in an effort to manipulate Average Handle Time; credit card error messages and fraud prevention procedures, as set forth on Exhibit G hereto; and

               (v) Training manuals and training procedures. Without limitation on UPSTREAM's obligations, UPSTREAM shall be responsible for conducting all necessary and advisable training of its staff, including, but not limited to, performing recurrent training to ensure agent proficiency; and the manuals and procedures shall reflect this obligation.

                      In the event of a conflict between the Policies and Procedures Guide and this Agreement, the provisions of this Agreement shall control unless the parties expressly agree to otherwise and such agreement is set forth in writing. UPSTREAM shall periodically update the Policies and Procedures Guide to reflect mutually agreed-upon changes in the operations or procedures described therein, and shall provide the updated Policies and Procedures Guide to ORBITZ for review and comment.

                      The Policies and Procedures Guide shall be ORBITZ Confidential Information.

6.      REPRESENTATIONS AND WARRANTIES.

        6.1 Each party represents and warrants to the other that (a) such party has the organizational power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, (b) the execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary organizational action, and this Agreement has been duly and validly executed on behalf of such party, (c) such party's entrance into this Agreement shall not violate such party's agreements with any third party and (d) such party shall comply in all material respects with any applicable laws, regulations and rules.

        6.2 UPSTREAM represents and warrants that (a) UPSTREAM shall perform the Services in a competent and business-like manner using personnel familiar with and possessing at least an industry-standard level of skill in the technologies involved and Contractor is, and on an ongoing basis will be, competent and qualified to perform the Services, (b) UPSTREAM shall perform the Services in accordance with the Service Levels set forth in Exhibit B, (c) UPSTREAM is either the owner of, or authorized to use, any and all Software and other intellectual property necessary for UPSTREAM to perform the Services, (d) UPSTREAM shall perform the Services in a manner that does not infringe or

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               misappropriate any intellectual property rights of any third party, (e) UPSTREAM shall take reasonable steps to prevent the introduction and proliferation of any virus or similar item in the systems used to provide the Services and (f) UPSTREAM has obtained all licenses, authorizations or permits required to perform its obligations under this Agreement (including those required by UPSTREAM and/or Contractor in connection with performance of the Contractor Agreement) under all applicable federal, state or local laws and under all applicable rules and regulations of all authorities having jurisdiction over the Services. If a charge of non-compliance by UPSTREAM with any such laws, regulations, ordinances or codes occurs, UPSTREAM shall promptly notify ORBITZ of such charges in writing.

        6.3 ORBITZ represents and warrants that (a) no portion of any ORBITZ Data (as defined in Section 7.2 below) does or will contain any "back door, "time bomb", "Trojan horse," "worm," "drop dead device," "virus" or other instructions, circuitry or other technological means, the effect of which is to access, modify, disrupt, damage, delay or interfere, with the use of UPSTREAM's computer or telecommunications equipment or facilities and (b) ORBITZ has obtained all licenses, authorizations or permits required to provide ORBITZ Data and Customer Information (to the extent such Customer Information is provided by ORBITZ directly to UPSTREAM) to UPSTREAM under all applicable international, federal, state or local laws and under all applicable rules and regulations having jurisdiction over the transfer of such data. If a charge of non-compliance with any such laws, regulations, ordinances or codes occurs, the party receiving such notice shall promptly notify the other party such charges in writing.

        6.4    DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS
               SECTION 6, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.      CONFIDENTIALITY, DATA AND TITLE TO WORK PRODUCTS.

        7.1 GENERAL. The parties shall continue to be bound by the terms of that certain Mutual Non-Disclosure Agreement entered into by and between the parties as of March 1, 2002 ("NDA"), which is incorporated herein by reference (the "NDA"). UPSTREAM further agrees that it has or will enter into and maintain appropriate confidentiality agreements with any UPSTREAM employees, agents or subcontractors who perform Services for ORBITZ, which shall require such individuals, for a period of not less than 12 months following the date such individual has been involved with ORBITZ'S account or given access to any ORBITZ Confidential Information, to treat ORBITZ's Confidential Information in accordance with the confidentiality and non-disclosure obligations set forth in this Agreement and the NDA.

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

        7.2 ORBITZ DATA. UPSTREAM understands and acknowledges that ORBITZ and UPSTREAM may (i) manage, modify and update pre-existing data and information provided by or through ORBITZ or ORBITZ customers and (ii) generate, manage, modify, maintain and update additional data and information in connection with ORBITZ, ORBITZ customers and the transactions entered into by and on behalf of ORBITZ's customers (collectively, "ORBITZ Data"). ORBITZ data will be treated as Confidential Information under the NDA.

        7.3 CUSTOMER INFORMATION. In the course of providing the Services and sale of products through ORBITZ and ORBITZ customers, information may be developed that relates to the quantity, type, destination, preferences, amount and other information associated with ORBITZ's customers use of services and purchase of products, together with the development of transactional, contact history and billing information (collectively, "Customer Information"). Any such Customer Information will be treated as Confidential Information under the NDA. UPSTREAM hereby assigns all right, title and interest that UPSTREAM may have or obtain in such Customer Information to ORBITZ. UPSTREAM shall use the Customer Information only in performance of the Services. Upon ORBITZ's request, UPSTREAM shall provide all Customer Information to ORBITZ in the form and manner reasonably requested by ORBITZ. UPSTREAM shall comply at all times with ORBITZ's privacy policy as posted on the ORBITZ web site.

        7.4 TITLE TO WORK PRODUCTS. All right, title and interest in and to all tangible and intangible work and work products, including the Policies and Procedures Guide,(collectively "Work") developed or produced by UPSTREAM in performance of the Services shall be considered a "work-for-hire" within the meaning of the Copyright Act and all right, title and interest in and to patents, copyrights, trade secrets, trademarks and other intellectual property derived from such Work shall be and remain the property of ORBITZ. Notwithstanding the foregoing, ORBITZ acknowledges that all pre-existing items used by UPSTREAM generally in the performance of services for any of its customers and also used in the performance of the Services hereunder, whether in tangible or intangible form, including, without limitation, ideas, concepts, know-how, methods or methodologies, reports, algorithms, formulae and techniques and all copies of the foregoing ("UPSTREAM Proprietary Tools") shall not be included in the definition of Work, and all related patent, copyright, trademarks, trade secret, intellectual property and other ownership rights shall remain exclusively with UPSTREAM. To the extent any UPSTREAM Proprietary Tools are provided to ORBITZ in the performance of the Services, including any creation of the Policies and Procedures Guide, ORBITZ shall have a worldwide, royalty-free, non-exclusive, right and license to use such UPSTREAM Proprietary Tools in order to exercise its rights under this Agreement.

        7.5 TERMS OF THIS AGREEMENT. Each party agrees that the existence of this Agreement, along with its terms and conditions are Confidential Information of each party.

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

8.      FINANCIAL TERMS.

        8.1    TRANSACTION FEES.

               [***]

        8.2    ADJUSTMENTS TO TRANSACTION FEES.

               [***]











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        8.3    UPCHARGES.

               [***]











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        8.4    TRANSITION FEES FOR TELEPHONE-BASED CONTACTS HANDLED. [***]

        8.5    REWARDS PROGRAM. [***]

        8.6    CORPORATE TRAVEL PROGRAM. [***]











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               such program will be subject to mutual agreement
               of the parties. In the event that either the Corporate Travel Threshhold is reached or there is a Change in Scope, the new pricing agreed upon by the parties will be added as a new Exhibit D-4 and Services to be provided in connection with the Corporate Travel Program will be added to Exhibit A by addendum to be mutually executed by the parties.

        8.7 TIMELY INVOICING. Within 5 days following the end of an ARC Month, ORBITZ shall provide UPSTREAM with either a Final Monthly Report or a Preliminary Monthly Report. Upon receipt of a Preliminary Monthly Report, UPSTREAM shall compare the Preliminary Monthly Report against UPSTREAM's ACD to calculate the estimated Transaction Fees ("Estimated Fees") applicable to such month and shall invoice ORBITZ for the Estimated Fees on a timely basis. UPSTREAM shall ensure that any Contacts Handled for which UPSTREAM is being compensated under Sections 8.5 (and after reaching the Corporate Travel Threshold 8.6) shall be deleted from the Contact Ratio prior to calculation of the Estimated Fees and the Final Fees. UPSTREAM shall provide such additional information on invoices as ORBITZ shall reasonably require. If not earlier provided, within 10 business days following the end of an ARC Month, ORBITZ shall provide UPSTREAM with the Final Monthly Report. Upon receipt of the Final Monthly Report, UPSTREAM shall compare the Final Monthly Report against the ACD to calculate the final Transaction Fees ("Final Fees"), and to the extent the Estimated Fees (as invoiced to ORBITZ) differ from the Final Fees, such amounts will be an adjustment to the Estimated Fee invoice to be issued by UPSTREAM in the following month.

        8.8 TAXES. Taxes shall be identified separately from the Fees and shall be shown separately on invoices. Except as provided below, ORBITZ shall pay on invoice all taxes that are lawfully imposed by any governmental authority and are based on or measured by any payment of ORBITZ for Ticket Transactions and Services pursuant to this Agreement and for which no exemption is applicable. UPSTREAM shall collect from ORBITZ and shall remit to the appropriate tax authorities all such taxes. UPSTREAM shall pay all taxes which are based on or measured by UPSTREAM's gross or net income or gross or net receipts (including any capital gains taxes or minimum taxes), or taxes which are capital, doing business, excess profits, net worth or franchise taxes. UPSTREAM shall be responsible for any penalty or interest that may arise from the failure of UPSTREAM to invoice ORBITZ for any such taxes that are to be paid by ORBITZ.

        8.9    PAYMENT OF FEES; PAYMENT DISPUTES.

               (i) ORBITZ shall remit payment to UPSTREAM for undisputed amounts within thirty (30) days of ORBITZ's receipt of the invoice.

               (ii) In order to dispute an invoice, or any part thereof, ORBITZ shall set forth in writing the amounts disputed and the specific basis or reason for the dispute, which shall be reasonable detailed ("Dispute Notice"). The

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

                      Dispute Notice must be received by UPSTREAM on or prior to the due date of the invoice disputed, or within two (2) months after an audit conducted by or on behalf of ORBITZ. ORBITZ shall not dispute any invoice unless ORBITZ believes, in good faith, that ORBITZ is being charged for Services which have not been provided or at prices higher than those set forth in Exhibit D (as may have been amended from time-to-time), or that errors in calculation or the like have occurred, or that ORBITZ is otherwise being charged for items contrary to the provisions of this Agreement. Upon compliance by ORBITZ with the foregoing provisions, ORBITZ may withhold payment of the disputed amount(s) of the invoice, and shall remit to UPSTREAM the undisputed amount(s) in a timely manner. Upon receipt of the Dispute Notice, UPSTREAM must promptly provide any requested documentation or information, and otherwise cooperate in a timely fashion with ORBITZ in the validation of any disputed charges, and both parties shall make reasonable, diligent, good faith efforts to resolve the dispute within thirty (30) days following the date of the Dispute Notice. If the dispute is not resolved within such period, the dispute shall be submitted to the dispute resolution procedures set forth in Exhibit E within ten
                      (10) business days thereafter.

        8.10   IMPLEMENTATION AMOUNT. [***]

        8.11 DEBIT MEMOS AND OTHER REFUNDABLE ITEMS. If any UPSTREAM personnel, in performance of the Services, cause ORBITZ to suffer a financial loss via a debit memo issued from the airlines, refunds that are given directly from ORBITZ to ORBITZ customers, refunds that are not given directly to ORBITZ customers or charges to ORBITZ-supplied credit cards (collectively, "Refundable Items"), whether arising out of the negligence, error, mistake or fraud of such personnel or the systems employed, operated or controlled by UPSTREAM in performance of the Services, and regardless of when such Refundable Items arise, then UPSTREAM shall reimburse ORBITZ for the entire amount of such loss. On a monthly basis ORBITZ shall notify UPSTREAM of any Refundable Item and ORBITZ shall be permitted to apply any such amounts owed to ORBITZ arising out of Refundable Items as a credit to reduce currently outstanding undisputed

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               amounts owed by ORBITZ on the then-current invoice. If the net
               Refundable Items amounts owed to ORBITZ exceed the amounts owed by ORBITZ for the current monthly period, such excess amount shall be applied as a credit to undisputed amounts owed by ORBITZ for the next monthly period. In the event there are any amounts owed by UPSTREAM at the termination or expiration of this Agreement, such amounts shall be paid to ORBITZ within forty-five
               (45) days following the termination or expiration.

        8.12 TELECOM AND IVR CHARGES. ORBITZ shall be responsible for all telecom connectivity and IVR charges necessary for the performance of the Services from the Facilities, excluding any intelligent call management ("ICM") routing charges, CTI routing, connectivity and surcharges (including the cost of T-ls and ACD-related charges ("Routing Charges"), including, without limitation, the initial [***] hardware set up fee associated with connectivity (including, without limitation, peripheral gateways, servers, dedicated circuits, etc). The parties acknowledge that ORBITZ will be invoiced directly by its telecom provider for the Routing Charges, and such Routing Charges shall be subsequently invoiced by ORBITZ to UPSTREAM, and UPSTREAM shall pay such invoice within 30 days of receipt thereof. Except for charges related to telecom connectivity or IVR charges between ORBITZ and the United States facility, which serves as the point of presence for Contacts sent to Contractor, ORBITZ shall not be responsible for the telecom or IVR charges related to the Contractor Agreement. ORBITZ shall reimburse UPSTREAM, at UPSTREAM's actual cost (not to exceed $[***] per call, inclusive of taxes), without mark-up, for all outbound telephone calls made by UPSTREAM in connection with a Contact Handled.

        8.13 RIGHT TO AUDIT. During the Term and for two years thereafter, (i) UPSTREAM shall maintain, and shall cause its subcontractors (including the Contractor) to maintain, true and accurate records of all information relating to its performance of the Services and all transactions pursuant to this Agreement and (ii) ORBITZ shall maintain true and accurate records of all information relating to the ARC and Direct Connect reports prepared by ORBITZ and provided to UPSTREAM in connection with this Agreement. ORBITZ, its auditors or its authorized representatives shall have the right during normal business hours and upon reasonable advance written notice to UPSTREAM to conduct audits or inspections of those books and records, HR procedures and facilities, and other documentation reasonably necessary to verify compliance with the terms of this Agreement, accuracy of invoices and reports provided herein. UPSTREAM, its auditors or its authorized representatives shall have the right during normal business hours and upon reasonable advance written notice to ORBITZ to conduct audits or inspections of those books, records and other documentation reasonably necessary to verify compliance with the terms of this Agreement and accuracy of the ARC and Direct Connect reports. In the event any such audit reveals material

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               errors by a variance of [***] or more, then the auditing party reserves the right, in addition to any other remedies available to such party under this Agreement, at law or in equity, to recover from the audited party the reasonable costs incurred by the auditing party in connection with such audit. In addition, upon reasonable advance written notice to UPSTREAM, ORBITZ, its auditors or authorized representatives shall have access at all reasonable times to the part of any facilities at which UPSTREAM is providing the Services, to the UPSTREAM personnel, to all ORBITZ-related data maintained by UPSTREAM and to documentation relating to the Services for the purpose of performing audits and to verify the integrity of data owned by ORBITZ, to examine the systems that process, store, support and transmit that data, and to examine UPSTREAM's performance of the Services. Each party's right to conduct inspections and audits under this Section 8.11 shall not be conducted more than twice per year (provided that if a variance of [***] or more is found in any particular audit, then the auditing party shall be allowed an additional audit in that same year). All audits and inspections hereunder shall be conducted in such a way so as to avoid, to the extent possible, any disruption of the audited party's business.

        8.14 DISCUSSION OF FINANCIAL CONDITION. The parties agree to have their respective financial/accounting personnel discuss, on an as-needed basis, the financial condition of each party as it relates to each party's ability to perform its obligations under this Agreement. Further, each party shall provide the other party with its annual audited financial statement within a reasonable period of time following the availability of such audited financial statement from the party's independent auditors; provided, however, that if a Triggering Event occurs, the party not the cause of such Triggering Event shall have the right to demand, and the party causing such Triggering Event shall provide, copies of the quarterly unaudited financial statements of the party causing such Triggering Event. A "Triggering Event" shall mean (i) the failure of a party to make any payment hereunder when due and the failure to make such payment within 30 days following receipt of a notice from the non-defaulting party that such payment is in default or (ii) if ORBITZ is entitled to 5 or more Service Level Credits over any rolling four (4) month period.

9.      EXCLUSIVITY.

        9.1 PROVISION OF SERVICES. UPSTREAM agrees that for a period of [***] following the date that such individual has been involved with ORBITZ's account or given access to any ORBITZ Confidential Information, such personnel (while employed by UPSTREAM) shall not directly or indirectly provide services similar to those provided to ORBITZ to any Competitive Entity (as defined in Section 9.2).

        9.2 LOCATION OF SERVICES. UPSTREAM agrees that during the Term, UPSTREAM shall not (i) establish a call center providing similar services to the Services provided to ORBITZ to any Competitive Entity (as defined below) within one

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               hundred fifty (150) miles of an UPSTREAM call center providing
               Services to ORBITZ (subject to the exception for the Contractor as stated in Section 4.4(ix)) or (ii) provide any type of services to any Competitive Entity from the same facility in which UPSTREAM performs the Services for ORBITZ. "Competitive Entity" shall mean any party who sells or otherwise provides travel products, services or information related to airline tickets, hotels, rental cars, cruises or vacation packages online, including, without limitation, any GDS, Sabre Inc. (including Easy Sabre and Travelocity), HRN, Expedia Inc. (including Travelscape), Priceline.com Incorporated, American Express Company, TravelWeb.com, Cendant Corporation (including TheTrip.com, CheapTickets.com, and Galileo International), GetThere.com, Inc., LowestFare.com, Site59.com, Inc., and any successor entity to any of the foregoing (each, a "Competitive Entity"); provided that any individual airline, hotel chain, cruise company or car rental company that is not owned by one of the Competitive Entities, shall not be considered a Competitive Entity.

10.     TERM AND TERMINATION

        10.1 TERM. The term of this Agreement shall commence on the Effective Date and, unless terminated earlier as provided herein, shall continue for five (5) years from the end of the Implementation Period (the "Term"). The date which marks the end of the implementation Period shall be referred to as the "Implementation Date", and if the parties do not indicate in writing, in the form of an Addendum to this Agreement, the actual implementation Date, then July 31, 2002 shall be deemed the implementation Date.

        10.2 TERMINATION FOR MATERIAL BREACH. In the event either party materially fails to perform or comply with this Agreement or any provision hereof, including those set forth in the Exhibits to this Agreement, and fails to remedy the default within ninety
               (90) days after the receipt of written notice to that effect, then the other party shall have the right, at its sole option and upon written notice to the defaulting party, to terminate this Agreement upon written notice. Any notice of default hereunder shall be prominently labeled "NOTICE OF DEFAULT," and shall be delivered pursuant to Section 12.5. The rights and remedies provided in this section are not exclusive and are in addition to any other rights and remedies provided by law or this Agreement.

        10.3 TERMINATION BY ORBITZ. Orbitz shall have the right to terminate this Agreement at any time, (i) upon notice to UPSTREAM, in the event of a Chronic Failure (as described in Exhibit B) or (ii) upon 9 months prior written notice to in the event UPSTREAM undergoes any Change in Control which results in [***]

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        10.4   TERMINATION FOR CONVENIENCE. Either party may terminate this
               Agreement upon nine (9) months' prior written notice at any time after the Effective Date but prior to the date which is one year prior to the end of the Term ("Termination for Convenience"), with or without cause; provided, however, that upon termination under this Section 10.4 (and not in the event of termination for any other reason set forth elsewhere in Section 10), the terminating party shall pay the other party a termination fee on the effective date of such termination (the "Termination Fee") as follows:

               (a) if notice of termination is given between the Effective Date and the first anniversary of the implementation Date, [***];

               (b) if notice of termination is given between the first and second anniversaries of the implementation Date, [***];

               (c) if notice of termination is given between the second and third anniversaries of the Implementation Date, [***];

               (d) if notice of termination is given between the third and fourth anniversaries of the Implementation Date, [***];

               (e) if notice of termination is given between the fourth anniversary and the end of the Term, $[***].

                      Any notice of Termination for Convenience hereunder shall be prominently labeled "NOTICE OF TERMINATION FOR CONVENIENCE", and shall be delivered pursuant to Section 12.6.

        10.5 TERMINATION FOR INSOLVENCY. Either party shall have the right to terminate this Agreement at anytime, upon 30 days' prior written notice to the other party, if such other party (a) goes into voluntary or involuntary liquidation, (b) is declared insolvent either in bankruptcy proceedings or other legal proceedings; is or becomes party to an agreement with creditors due to such party's failure or inability to pay its debts as they fall due,
               (c) has a receiver appointed over the whole or part of such party's business.

        10.6 TRANSITIONAL SERVICES. Upon any termination of this Agreement by either party' regardless of the reason, UPSTREAM shall, at ORBITZ's request, provide ORBITZ such transitional services as are reasonably necessary to permit ORBITZ to transfer the performance of the Services to ORBITZ's own personnel and/or to another provider or providers, such as, by way of example, the orderly delivery to ORBITZ of its database in suitable form, the continuation and tapering of Services as necessary to minimize disruption, training or support services, and

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               assignment of post office boxes and telephone numbers (the
               "Transitional Services"). Once ORBITZ and UPSTREAM have reached agreement on the nature and scope of Transitional Services, UPSTREAM shall provide to ORBITZ an estimate of the entire cost thereof. In the event that a party is in material breach of this Agreement, such breaching party shall be responsible for all reasonably mutually-agreed costs arising out of such transition services incurred by the non-breaching party, provided, however that such non-breaching party shall use commercially reasonable efforts to mitigate such costs. Payment for the Transitional Services provided by UPSTREAM shall be made pursuant to the terms of Section 8.1 or as the parties may otherwise agree in writing. Payment of any outstanding amounts due pursuant to Section 8 shall continue to be due pursuant to the terms of this Agreement. Upon termination of this Agreement for any reason, UPSTREAM shall promptly return to ORBITZ (or at ORBITZ's request, destroy) any and all ORBITZ Data, Customer Information or other Confidential Information of ORBITZ in UPSTREAM's possession.

        10.7 SURVIVAL. The following provisions shall survive any termination or expiration of this Agreement: 2; 4.4(iii), (iv), (vii) and
               (ix)(B); 7; 8.1 -8.13; 9.1; 10- 12.

11.     INDEMNIFICATION AND LIMITATIONS ON LIABILITY.

        11.1 MUTUAL INDEMNITIES. Each Party agrees to indemnify, defend, and hold harmless the other Party and its successors, assigns, affiliates, officers, employees, and agents from and against any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising out of any third party claim related to:

               (a) Any death or personal injury, or any destruction of or damage to any real or tangible personal property, alleged to have been caused by or on behalf of the indemnifying Party or its employees or agents.

               (b) Any infringement of a United States letters patent, a trade secret, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by statute, by common law, or by contract alleged to have occurred as a result of rights conveyed, materials provided, or work performed by or on behalf of the indemnifying Party.

        11.2   INDEMNIFICATION.

               (a) UPSTREAM agrees to indemnify, defend and hold harmless ORBITZ and its successors, assigns, affiliates, officers, employees and agents from and against any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising out of any third party claim related to (i) the characterization, as a result of the conduct of UPSTREAM, by any taxing authority of any employee or contractor engaged by UPSTREAM to perform the Services as an employee of ORBITZ for the purposes of imposing upon Orbitz liability

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                      for payroll taxes, (ii) the negligent, willful or
                      intentional misconduct of UPSTREAM personnel in performance of the Services, (iii) any claims to the extent due to violations by UPSTREAM personnel of applicable laws, (iv) breach of any of UPSTREAM's representations or warranties under this Agreement, and
                      (v) any Contractor Actions or any breach by Contractor of the Contractor Obligations.

               (b) ORBITZ agrees to indemnify, defend and hold harmless UPSTREAM and its successors, assigns, affiliates, officers, employees and agents from and against any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising out of any third party claim related to
                      (i) willful or intentional tortuous conduct of ORBITZ personnel, (ii) violations by ORBITZ of applicable laws
                      (iii) breach of any of ORBITZ's representations or warranties under this Agreement, (iv) UPSTREAM's use, in accordance with applicable specifications or manuals, of any software, equipment, information or materials provided by ORBITZ, which infringe on a trademark, service mark, copyright or other intellectual property right of any third party and (v) ORBITZ marketing materials, products or services.

        11.3 INDEMNIFICATION PROCEDURES. Any Party claiming indemnification pursuant to this Agreement will give the indemnifying Party prompt written notice of any matters with respect to which this indemnity may apply, will give the indemnifying Party full opportunity to control the response thereto and the defense thereof, and will provide reasonable cooperation and assistance in connection with the defense and/or settlement of the claim. However, the indemnified Party may, at its own expense, participate in such defense and in any settlement discussions, either directly or through counsel of its choice.

        11.4 LIMITATIONS ON LIABILITY. ANY LIABILITY OF EITHER PARTY ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT, NEGLIGENCE, INTENDED CONDUCT, STRICT LIABILITY, OR OTHERWISE, WILL BE LIMITED TO THE OTHER PARTY'S ACTUAL, DIRECT DAMAGES AND WILL BE SUBJECT TO THE FOLLOWING:

        11.5 EXCEPT FOR DAMAGES RESULTING FROM THE LIABLE PARTY'S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FAILURE TO PERFORM ANY OF ITS CONFIDENTIALITY, INDEMNIFICATION, OR PAYMENT OBLIGATIONS HEREUNDER, THE AMOUNT OF DAMAGES RECOVERABLE AGAINST THE LIABLE PARTY FOR ALL EVENTS, ACTS, AND OMISSIONS WILL NOT EXCEED, IN THE AGGREGATE, THE TOTAL AMOUNT OF FEES PAID BY ORBITZ TO UPSTREAM UNDER THIS AGREEMENT.

        11.6 IN NO EVENT WILL THE LIABLE PARTY BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR PUNITIVE

               DAMAGES, EXCEPTING DAMAGES ARISING OUT OF (1) BREACH OF THE CONFIDENTIALITY PROVISIONS HEREIN OR (U) THE LIABLE PARTY'S INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS SECTION 11.

12.     MISCELLANEOUS.

        12.1 REFERENCES. Neither party shall advertise that UPSTREAM provides the Services to ORBITZ or otherwise use the other party's name without the express prior written consent of the other party or, in any event, disclose any of the other party's Confidential Information, which shall include, without limitation, the terms of this Agreement, except as required by law or to that party's attorneys, accountants or other advisors as reasonably necessary.

        12.2 GOVERNING LAW. This Agreement shall be governed by the laws of the state of New York, without giving effect to conflicts of laws principles.

        12.3 ARBITRATION. Any controversy or claim arising out of, in connection with or relating to this Agreement shall be resolved solely by the parties' management and according to the dispute resolution procedures set forth in Exhibit E, which is attached hereto and by this reference made a part hereof.

        12.4 MODIFICATIONS. This Agreement may not be modified or altered in any respect, except in writing by the parties.

        12.5 ASSIGNMENT. This Agreement will be binding upon, and inure to the benefit of, the Parties and their respective successors and assigns. However, (i) ORBITZ may, without the prior written consent of UPSTREAM, assign or transfer this Agreement, or any of its rights or obligations under this Agreement, to any person or entity other than one who (A) merges, consolidates, or otherwise combines with ORBITZ or otherwise acquires all or substantially all of the operating assets of ORBITZ, and (B) agrees or otherwise becomes legally obligated to comply with and be bound by the provisions of this Agreement to the same extent as ORBITZ; and (ii) UPSTREAM may, without the prior written consent of ORBITZ, assign or transfer this Agreement to UpStream, Inc. (a wholly-owned subsidiary of UPSTREAM as of the Effective Date), but only if (A) Upstream, Inc. agrees or otherwise becomes legally obligated to comply with and be bound by the provisions of this Agreement to the same extent as UPSTREAM, (B) Upstream, Inc. offers call center services similar to the Services being provided hereunder in the ordinary course of its business and (C) UPSTREAM guarantees to ORBITZ, in writing, every obligation and liability of Upstream, Inc. to the same extent as though it had been named as a party to this Agreement.

        12.6 NOTICES. Any notice required or permitted by this Agreement will be deemed given (i) when delivered, if delivered by hand or by facsimile (transmission confirmed), (ii) on the next business day, if sent by overnight courier service for next business day delivery, or (iii) on the third business day, if sent by prepaid

               United States mail, return receipt requested, in each case to the applicable Party at the address or facsimile number specified as follows:

               If to ORBITZ:

                      Orbitz, LLC

                      200 South Wacker Drive, 19th Floor
                      Chicago, Illinois 60606
                      Attention: President
                      Facsimile No.: 312-894-4856

                      With a copy to:

                      Orbitz, LLC
                      200 South Wacker Drive, 19th Floor
                      Chicago, Illinois 60606
                      Attention: General Counsel
                      Facsimile No.: 312-894-4856

               If to UPSTREAM:

                      Rosenbluth International, Inc.
                      2401 Walnut Street
                      Philadelphia, PA 19103
                      Attention: President
                      Facsimile No.: 215-977-5200

                      with a copy to:

                      Rosenbluth International, Inc.
                      2401 Walnut Street
                      Philadelphia, PA 19103
                      Attention: General Counsel
                      Facsimile No.: 215-977-5200

               Either Party may change its address or facsimile number for notice purposes by giving the other Party prior written notice of the new address and/or facsimile number and the date upon which the change will be effective.

        12.7 FORCE MAJEURE. Neither Party will be responsible or liable for, and that Party will be excused from, any non-performance or delay in the performance of any of its non-monetary obligations under this Agreement if and to the extent that such non-performance or delay (i) is caused by an act of God, terrorist act, natural disaster, civil disturbance, or any other factor beyond the control of that Party, whether or not foreseeable, and (ii) could not have been prevented by that Party's taking normal and customary precautions. In the event that either Party is excused from the performance of its obligations pursuant to this Section, then that Party will use all efforts that are practicable under the circumstances to resume performance of its obligations as soon as feasible.

        12.8 FURTHER ASSURANCES. Each Party agrees to execute, acknowledge, and deliver such further instruments and documents, and to do such other acts and things, as may be required by law or reasonably requested by the other Party to carry out the full intent and purposes of this Agreement.

        12.9 THIRD PARTY BENEFICIARIES. This Agreement is for the benefit of the Parties and is not intended to confer any rights or benefits on any third party, including any employee or creditor of either Party.

        12.10 NO WAIVER; CUMULATIVE REMEDIES. No delay on the part of either Party in exercising any right, power or privilege hereunder will operate as a waiver thereof. No waiver on the part of either Party of any such right, power or privilege will preclude any further exercise thereof or the exercise of any other such right, power or privilege. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.

        12.11 CONSTRUCTION. The Section and similar headings used in this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Any references in this Agreement to an Article, Section, or
               Exhibit is to that Article or Section of, or that Exhibit to, this Agreement, unless otherwise specified. As used in this Agreement, the words "hereof" or "hereunder" or other words of similar import refer to this entire Agreement and not any separate portion hereof, unless otherwise specified.

        12.12 SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without either invalidating the remaining provisions hereof, to the extent that such remaining provisions are capable of substantial performance, or affecting the validity or enforceability of such provision in any other jurisdiction.

        12.13 COUNTERPARTS. This Agreement maybe executed in multiple counterparts, each of which will be an original and all of which will together constitute one single agreement between the Parties.

        12.14 ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, UPSTREAM and ORBITZ have caused this Agreement to be executed as of the Effective Date.

Rosenbluth International, Inc.                   Orbitz, LLC


By: /s/ Joseph D. Terrion                        By: /s/ Eliah Kahn
    ------------------------------------------      --------------------------
Name: Joseph D. Terrion                          Name: Eliah Kahn
      ----------------------------------------         -----------------------
Title: Vice President Sales, Marketing           Title: VP Customer Experience
       ---------------------------------------          ----------------------

         /s/ Jerome W. Johnson
         Jerome W. Johnson
         Senior Vice President

                                    EXHIBIT A

                                    SERVICES

OVERVIEW

UPSTREAM will provide outsourced customer contact center services to ORBITZ, inclusive of effectively and satisfactorily handling inbound and outbound customer contacts (telephone Contacts and emails), providing effective management practices, and leading contact center technology solutions.

All services shall be provided in English. In addition, UPSTREAM shall make available Customer Service Specialists capable of providing the Service in Spanish, as necessary, based on anticipated demand for Spanish speaking Customer Service Specialists of up to five percent (5%) of the total daytime staff; 7:00 am to 7:00 pm Central Time. For all other hours, emergency services requiring Spanish language Services shall be handled through a third-party translation service, and other calls requiring Spanish language Services may be handled on the following business day.

UPSTREAM will handle both inbound Tier 1 and Tier 2 call and email volumes. The ORBITZ inbound call volume is segmented into non-complex customer service inquiries, including website navigation, general questions about booking a reservation, error messages they receive on the website, etc. (approximately 60% of all contacts), known as Tier 1 contacts, and more complex, airline ticketing, hotel and rental car inquiries (approximately 40% of all contacts), known as Tier 2 contacts.

DEFINITIONS

CUSTOMER SERVICE SPECIALIST - The general term for an UPSTREAM employee who handles both inbound and outbound telephone Contacts and/or processes inbound email Contacts.

TIER 1 (CUSTOMER SERVICE SPECIALIST) - Inbound ORBITZ telephone Contacts related to general customer inquiries that do not require the Specialist to have a travel background to effectively handle the inquiry but does require in-depth knowledge of the ORBITZ web site, navigation techniques, business rules, etc. Call types that are defined as Tier 1 include: General Site Questions/Navigation, Itinerary Confirmation, Questions on ORBITZ Policies, Pre-Booking Air Problems, Hotel Questions/Problems, Car Questions/Problems, Seat Assignment, and other Miscellaneous Questions/Problems that may result from using the Web Site. Tier 1 Customer Service Specialist will also respond to email requests sent to ORBITZ.com These inquiries will be handled in the same manner as phone Contacts with the response back through email unless the customer requests a different mode of contact.

TIER 2 (CUSTOMER SERVICE SPECIALIST) - Inbound ORBITZ telephone Contacts related to more complex customer inquiries that require the Specialist to have a significant travel and GDS ('global distribution system') background to effectively handle the inquiry. Call types that are defined as Tier 2 include:
Airline Ticket Exchange, Schedule Changes, Airline Ticket Refunds, Airline Reservation Cancellation, Complex Airline Purchase/Booking Problems, and other Complex Questions/Problems relating to any product ORBITZ sells on its web site after a purchase has been made. Tier 2 representatives will also be the primary customer service Specialist that handles ORBITZ Corporate Contacts. These are all Contacts that will be sent over a separate 800 line and provide special services relating to Corporate customers to be defined in future requirements and work processes. Tier 2 Customer Service Specialist will also respond to email requests sent to ORBITZ.com. These inquiries will be handled in the same manner as phone Contacts with the response back through email unless the customer requests a different mode of contact.

EXPERIENCED SPECIALISTS - Specialist with an average of 2 years of UPSTREAM inbound contact handling experience OR an average of 3 years of customer -facing/GDS utilizing travel agency experience.

INEXPERIENCED SPECIALIST - Specialist without the experience identified in the definition of an Experienced Specialist.

EMAIL PROCESSED - The completion of a response to an inbound customer email in which the Specialist reads the content of the customer email and crafts a custom or template response that effectively addresses the customer's initial email request. Auto-reply email responses sent to customers are not included as Emails Processed for billing or Service Level purposes. In addition, UPSTREAM will use best efforts to monitor the number and types of emails that cannot be delivered to customers due to bad email addresses. These in cases where emails contain critical information such as schedule changes, purchase confirmations, account change notifications, travel alert documentation or cancellation requests, UPSTREAM will evaluate and attempt to call the customer if a phone number exists in their file. The Specialist will they attempt to obtain the proper email address from the customer in order to update the customer record and resend the email.

TERMS

The all-inclusive pricing, identified in the Pricing Section of this contract includes all costs associated with delivering customer service to the service levels identified in the Service Level Agreement.

2. Team Leaders shall be hired and assigned full-time to the ORBITZ Program on a [***] ratio. This means for every [***] Specialists approved and assigned to the ORBITZ program, one full-tune dedicated Team Leader shall be assigned. This Team Leader shall be an experienced individual as defined above. The Team Leader Role will be to manage Tier 1 or 2 Customer Service Specialists, provide scheduling assistance, be available to answer process and procedure questions, monitor Contacts and act as an escalation for customers who have complaints or issues regarding the service they received. Team Leaders are defined as 'Key Personnel' in the Agreement for Services and the requirements for filling such Team Leader roles shall be mutually agreed upon by the parties and the actual employees to serve as Team Leaders will be mutually agreed upon by the parties prior to being assigned to the ORBITZ Program. Team Leader level or above staff shall be on-duty to cover every shift,-including overnight, weekend and holiday shifts at each of the contact center locations in which the ORBITZ Program is served.

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                                       32

     Quality Assurance Coaches ('QAC') shall be hired and assigned full-time to the ORBITZ Program on a [***] ratio for Inexperienced Specialists and [***] for Experienced Specialists. QAC Roles included monitoring Contacts and providing direct feedback to Tier 1 and 2 Customer Service Specialist. They will also be responsible for consistency between the sites, act as a measure for overall quality and provide reports detailed accuracy of Contacts handled. QACs are defined as 'Key Personnel' in the Agreement for Services and the requirements for filling such QAC roles shall be mutually agreed upon by the parties and the actual employees to serve as QACs will be mutually agreed upon by the parties, prior to being assigned to the ORBITZ Program. At least two (2) QAC's shall be designated and assigned full-time to the quality assurance monitoring of up to 30 Email Specialists.

4.   Attrition Training

     i.     UPSTREAM will provide ORBITZ a monthly Headcount/Attrition report

     ii. UPSTREAM shall be solely responsible for the training and other costs associated with replacing Specialists who have left the ORBITZ Program for any of the following reasons: resignation, termination, transfer to another program, promotion, demotion, or retirement.

     iii. Attrition Training Cost consists of new hire training costs, including the hourly agent-training wage, trainer expense, materials, Specialist nesting costs, or any other related cost.

5.   Coaching/On-Floor Training

     i. Specialist coaching and on-floor training will be conducted by Team Leaders, QAC's, Trainers, or other management as needed to ensure high-quality of customer service and to ensure that Specialists understand ORBITZ policies, procedures, and contact handling workflows.

     ii. UPSTREAM shall bear the cost of all Specialist coaching and on-floor training.

     iii. Coaching/On-Floor Training time shall be recorded by each Specialist by tracking time via AUX code of the ACD.

6. UPSTREAM shall be responsible for all costs associated with recruiting, hiring, employee screening, and other related activities.

7. ORBITZ will require each candidate for hire to achieve a reasonable proficiency level acceptable to Orbitz on the ORBITZ certification test prior to taking calls. This test will be created and approved by ORBITZ and may be edited based on UPSTREAM HR feedback and as additional hiring experience is obtained.

8. ORBITZ may have two (2) full-time ORBITZ-employees on-site in each of the UPSTREAM contact center locations. These employees will be provided permanent work spaces within the UPSTREAM locations in which to work. These spaces for both

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                                       33
     these employees will be provided a networked PC with standard software, a telephone with DID, and access to a printer and fax.

9. ORBITZ shall have full-time dedicated UPSTREAM Trainers who will be responsible for the development of the Specialists training curriculum (both formal classroom and coaching/on-floor training) as well as the continuous focus on improving customer service quality and minimizing handle time. The Trainers are defined as 'Key Personnel' in the Agreement for Services and the requirements for filling such Trainer roles shall be mutually agreed upon by the parties and the actual employees to serve as Trainers will be mutually agreed upon by the parties, prior to being assigned to the ORBITZ Program. ORBITZ may determine at any time and for any reason to elect to have a new Trainer assigned to the ORBITZ program.

10. All Team Leaders, QACs, Trainers, and management are required to attend ORBITZ training. At the discretion of ORBITZ, ORBITZ may require Team Leaders, QAC's Trainers, or other management involved in the ORBITZ program top the ORBITZ Certification Test prior to involvement on the ORBITZ program. All non-Specialist training costs are considered included in the all-inclusive pricing identified in 1.3. above. It is expected that Team Leaders, QAC's, Trainers and other UPSTREAM management would be required to complete additional standard UPSTREAM training related to their position prior to involvement on the ORBITZ program.

11.  New Hire Training Curriculum Lengths

          New Hire Tier l:              [***] weeks
          New Hire Tier 2:              [***] weeks
          Tier 1 to Tier 2 Conversion:  [***] weeks

          GDS Conversion Training:      [***]

12. Nesting Requirements - UPSTREAM shall follow the Nesting process for all new Specialists as defined in the ORBITZ Nesting Requirements document, dated July 2001. The Nesting process is subject to revision and will require mutual approval by ORBITZ and UPSTREAM. The parties shall mutually define the Nesting Requirements prior to the end of the Implementation Period.

13. UPSTREAM shall dedicate a portion of the QAC team to the inbound phone quality monitoring and a portion to email quality monitoring, dependent on the phone/email ratio.

14. Inbound phone and Email QAC's shall perform at least a [***] review of all contacts made to the operation and develop quality scorecards based on this volume ongoing.

15. The QAC teams shall continue to populate the Contact Driver database for the tracking of call types as defined by the ORBITZ Feedback Loop Process definition. The parties will mutually define a Feedback Loop Process prior to the end of the Implementation Period.

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                                       34

16. UPSTREAM shall provide ORBITZ with the Avaya and/or ICM hardware and software (i.e. CentreVu) necessary to provide ORBITZ with a real-time view into the combined Customer Service Center's contact activity, including contacts in queue, abandonment rate, average handle time, etc.

17. UPSTREAM shall provide ORBITZ connectivity to UPSTREAM's data network to enable the real-time view of email history and in queue via the Kana platform.

18. UPSTREAM shall provide the following management reports with the frequency identified below (See Attachment X-Y) for sample report. ORBITZ requires these reports be available via web-based access and those designated as "a"
     - "d" below must be on a real time basis. Those reports designated as "e" through "1" below will be defined by the parties during the Implementation Period.

     a. 1/2 interval Reporting for Combined Operations (Daily/Weekly/Monthly) -- as requested
     b.   ORBITZ 7-Day Rolling Report
     c.   IVR/ACD integrated report (VDN reporting)
     d.   Email Reporting (basic Kana reports)
     e.   Agent Scorecard-combined, by center, by Team Lead
     f.   Team Lead Scorecard-combined, by center
     g.   QA Report-Phone
     h.   QA Report-Email
     i.   Attrition Report
          Headcount Report
     k.   Training Reports
          Any reports required to measure Service Levels identified in Section Y

20.  TECHNOLOGY OVERVIEW FOR THE FACILITIES:

          COMPUTER AND PHONE SYSTEMS. UPSTREAM will provide all of its personnel providing Services hereunder with a desktop with Gateway E-3600 with 19" monitors, 1.6 ghz processor, 256 mb RAM, 20 gb bard drive, CD-ROM 20x, Windows 2000, Ethernet Adaptor and speakers or at least comparable desktops. UPSTREAM will provide industry standard, commercial grade phone systems using an Avaya Definity Enterprise Communications Server, Model G3si Versions 6,8 & 9. The system will allow for digital voice communications switch for processing and reporting on telephone calls and/or data communications in addition to a feature rich system including an ACD and an adjunct CMS for reporting. Additionally, not later than the conclusion of the Implementation Period, UPSTREAM will equip the desktops with remote monitoring and recording capabilities of both calls and data for quality control purposes, joint monitoring and calibration.

          Within 60 days of the conclusion of the Implementation Period, UPSTREAM will equip the desktops with workforce management for the purposes of organizational management, robust forecast and scheduling, strategic planning, and capacity planning to drive cost effectiveness and workforce optimization.

          21. IMPLEMENTATION OBLIGATIONS. UPSTREAM will hire and train UPSTREAM personnel, program the ACD and take all such other actions necessary to enable UPSTREAM to fulfill its obligations under the Project Plan, which may be modified from time-to-time upon mutual agreement of the parties.

          22. POLICIES AND PROCEDURES GUIDE. UPSTREAM shall create the Policies and Procedures Guide as set forth in Section 5.15 and shall perform the Services pursuant thereto. Each of the activities to be taken by UPSTREAM or its agents in performance of the Services, as described in the Policies and Procedures Guide shall be included in the definition of "Services."

TECHNOLOGY OVERVIEW OF UPSTREAM CUSTOMER CARE CENTER
----------------------------------------------------
Switch                           Lucent G3 vr x

Intelligent Call Routing         Cisco ICM v. y

CTI                              Cisco CTI

WorkForce Management             Blue Pumpkin (or TBD)

                                 Implementation Date: By end of Implementation
                                 Period per contract

Digital Contact Recording        Nice (or TBD)

                                 Implementation Date: By end of Implementation
                                 Period per contract

                                 Desktop Intel Pentium IV (1.2 ghz), 128 mb
                                 RAM, 40 gb hdd, 3.5" 1.44 floppy disk drive, 10/100 NIC card, 17" monitor, WIN 2000 pre-loaded

TELECOMMUNICATION TERMS

ACD: Automatic Call Distribution. A queue for holding Contacts until an agent is free to service them. Typically plays music on hold and marketing messages to the caller.

ANT: Automatic Number Identification. The telephone number of the phone that the caller dialed from. This is similar to caller ID, but does not include the name.

AUTOMATED ATTENDANT: An automated system that answers the phone and provides the caller with options (press one for this, press two for that).

B-CHANNEL: A segment of an ISDN line that carries one voice call.

D-CHANNEL: A segment of an ISDN line that sends data such as the ANT to the PBX and is used for call control.

BRI: Basic Rate Interface. An ISDN line that supports 2 B-channels and one D-channel CTI: Computer Telephony Integration. The merging or convergence of computer applications and telephony technologies.

CO: Central Office. Typically referrers to the main telephone company equipment location for a certain area.

DNIS: Dialed Number Identification Service. The number the caller dialed.

DTMF: Dual Tone Multi Frequency: is the signal to the phone company that you generate when you press an ordinary telephones touch keys.

ICM: Intelligent Contact Management Cisco software that connects telephony networks and components (PBXs and ACDs) with backend databases and applications in order to allow advanced call routing capabilities.

IVR: Interactive Voice Response. This is a more advanced system than an Automated Attendant. It enables a caller to do more complex actions such as account balance lookups based on the user imputing information via voice or touch tone.

ISDN: Integrated Services Digital Network# A protocol for carrying voice and data over digital lines.

[***]

PBX: Private Branch Exchange. A telephone exchange particular to a private organization.

PG: Peripheral Gateway. A device that translates request between an ICM and its connected peripherals.

PRI: Primary Rate Interface. An ISDN line that supports 23 B-channels and one D-channel.

TTS: Text to Speech. Computer generated speech that is read from a text-based document.

UUI: User to User Information. A way to pass information over the D-channel of an ISDN line.

UUID: Unique User Identifier. A TellME specific identifier assigned uniquely to each call.

VDN: Vector Defined Network. An alternate way to dial a number.

VPN: Virtual Private Network. A term used when encrypting data between two points and transporting that data over the public Internet.

VXML: VoiceXML. An industry standard markup for voice enabling applications.

IF UPSTREAM DECIDES, IN ITS REASONABLE DISCRETION, TO CHANGE ANY OF THE FOREGOING TECHNOLOGY USED BY UPSTREAM IN PERFORMANCE OF THE SERVICES, AND SUCH CHANGE RESULTS IN

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                                       37

ADDITIONAL CHARGES TO ORBITZ RELATED TO SUCH TECHNOLOGY, UPSTREAM SHALL BE RESPONSIBLE FOR ALL SUCH CHARGES.

23. UPSTREAM and ORBITZ shall work together in good faith to mutually agree upon modified standards and procedures for conducting criminal background checks by May 15, 2002, at which time all UPSTREAM employees hired thereafter and employed on the Orbitz account shall meet the agreed-upon background check standards. In the event that UPSTREAM becomes aware that an UPSTREAM employee assigned to the ORBITZ account is subsequently convicted of a criminal felony or material misdemeanor, UPSTREAM shall remove that employee from the ORBITZ account.

24. ORBITZ shall have the right to demand that UPSTREAM remove from the Orbitz account any employee providing Services, and UPSTREAM shall remove such employee from the Orbitz account, in the event such employee has acted unprofessionally in performance of the Services. Further, the Policies and Procedures Guide will include expected conduct and required action for unprofessional performance of the Services.

                                    EXHIBIT B

                           SERVICE LEVEL REQUIREMENTS

[***]











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treatment has been requested with respect to the omitted portions.

                                    EXHIBIT C

                           UPSTREAM INSURANCE COVERAGE

          1. REQUIRED INSURANCE. UPSTREAM shall, at its own expense, obtain and maintain the following insurance:

     a. Commercial General Liability, with coverage including premises/operations, contractual, personal and advertising injury, and products/completed operations liabilities, with limits of not less than $5,000,000 per occurrence for bodily injury and property damage combined. ORBITZ shall be named as an additional insured. Limits of liability requirements may be satisfied by a combination of Commercial General Liability and Umbrella Excess Liability policies.

     b. Motor Vehicle Liability insurance for owned, non-owned and hired vehicles, with limits of not less than $1,000,000 per occurrence for bodily injury and property damage combined. If no vehicles are owned or leased, the Commercial General Liability insurance shall be extended to provide insurance of non-owned and hired automobiles. UPSTREAM shall be named as additional insured. Limits of liability requirements may be satisfied by a combination of Automobile Liability and Umbrella Excess Liability policies.

     c. Worker's Compensation insurance, including coverage for all costs, benefits and liabilities under Worker's Compensation and similar laws which may accrue in favor of any person employed by UPSTREAM, for all states in which the project or work to be performed is located, and Employer's Liability insurance with limits of liability of not less than $100,000 per accident or disease and $500,000 aggregate by disease. Such insurance shall contain a waiver of subrogation in favor of ORBITZ unless such waivers are not available in the state(s) where the project or work to be performed is located. UPSTREAM shall require in its subcontractor agreements that its subcontractors will maintain Worker's Compensation and Employer's Liability insurance and UPSTREAM further agrees to indemnify ORBITZ for any loss, cost, liability, expense and/or damage suffered by ORBITZ as a result of the failure of its subcontractors to maintain such insurance.

     d. Fidelity Bond covering employee dishonesty with limits of not less than $1,000,000 per loss. UPSTREAM agrees to provide a third party liability endorsement.

     e. Professional Liability or Errors & Omissions Insurance with limits of not less than $3,000,000 per claim.

          2. POLICIES. Insurance shall be purchased form companies having a rating of A-VII or better in the current Best's Insurance Reports published by A.M. Best Company. Policies of insurance shall provide that they will not be cancelled without at least thirty (30) days' prior written notice to ORBITZ. The Professional Liability, Error and Omissions and the Commercial General Liability coverages shall be primary and non-contributing with respect to any other insurance or self-insurance that may be maintained by UPSTREAM. Certificates of insurance evidencing coverage shall be submitted within a reasonable time after the execution of this Agreement, and on each insurance policy renewal thereafter. UPSTREAM shall, at ORBITZ's request, make copies of its insurance policies available for review by ORBITZ at UPSTREAM's corporate headquarters. If UPSTREAM does not provide ORBITZ with such certificates of insurance, or in ORBITZ's opinion, such policies do not afford adequate protection for ORBITZ, then ORBITZ will so advice UPSTREAM. Thereafter, if UPSTREAM does not furnish evidence of acceptable coverage within fifteen (15) days, then ORBITZ shall have the right, in its sole discretion, to (i) withhold payments from UPSTREAM and, in its discretion, purchase such insurance as it deems necessary to comply with the description of insurance in this section until evidence of such acceptable coverage is provided, or (ii) immediately terminate this Agreement. Failure to obtain and maintain required insurance shall not relieve UPSTREAM of any obligation contain in this Agreement. Additionally, any approval by ORBITZ of any of UPSTREAM' s insurance policies shall not relieve UPSTREAM of any obligation contained in this Agreement.

                                    EXHIBIT D

2002 ARC MONTHLY REPORTING TABLE

Year 2002                                                  Weeks
---------                                                  -----
Jan                 31 Dec 01 - 27 Jan 02                  4
Feb                 28 Jan 02 - 24 Feb 02                  4
Mar                 25 Feb 02 - 31 Mar 02                  5
Apr                 1 Apr 02 - 28 Apr 02                   4
May                 29 Apr 02 - 2 Jun 02                   5
Jun                 3 Jun 02 - 30 Jun 02                   4
Jul                 1 Jul 02 - 28 Jul 02                   4
Aug                 29 Jul 02 - 1 Sep 02                   5
Sep                 2 Sep 02 - 29 Sep 02                   4
Oct                 30 Sep 02 - 3 Nov 02                   5
Nov                 4 Nov 02 - 1 Dec 02                    4
Dec                 2 Dec 02 - 29 Dec 02                   4

                    Total                                  52

                                   EXHIBIT D-l

                 U.S. TELEPHONE TRANSACTION FEE PRICING MATRICES

                                      [***]































----------
*** The contents of this exhibit, consisting of twelve pages, have been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   EXHIBIT D-2

                   U.S. EMAIL TRANSACTION FEE PRICING MATRICES

                                      [***]































----------
*** The contents of this exhibit, consisting of seven pages, have been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   EXHIBIT D-3

                        CONTRACTOR EMAIL PRICING MATRICES

                                      [***]































----------
*** The contents of this exhibit, consisting of two pages, have been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT E

                          DISPUTE RESOLUTION PROCEDURES

          If a dispute or claim is not resolved by the management of the parties within ninety (90) days (or such longer period as the parties mutually agree) after submission by written notice by one party to the other party, the dispute or claim shall be settled by binding arbitration. The arbitration shall be conducted according to the procedures set forth herein and the commercial arbitration rules of the American Arbitration Association ("AAA"). In the event of a conflict between the procedures set forth herein and the applicable AAA rules, the procedures set forth herein shall govern.

          The exclusive location of the arbitration shall be in New York, NY. The arbitration shall be conducted in English before a panel of three (3) arbitrators to be selected according to the applicable AAA rules. No person shall be part of the arbitral panel unless that person has agreed in writing to abide by the arbitration provisions set forth herein. No discovery will be permitted in connection with the arbitration unless, and only to the extent, discovery is authorized in writing by the arbitral panel upon (a) a demand therefor by a party, and (b) a majority decision of the arbitral panel that there is a substantial need for discovery in order to decide the dispute in a fair and timely manner on the merits. The parties and the arbitrators shall treat the existence and all aspects of the arbitration as confidential.

          The arbitrators may not award any relief of any kind except monetary relief subject to the limits set forth in this Agreement. Without limitation on the foregoing, in no event may the arbitrators award (i) non-monetary or equitable relief of any sort; (ii) damages inconsistent with the terms of this Agreement; (iii) punitive damages; or (iv) any award or remedy of any kind that could not be made or imposed by a court deciding the matter in the same jurisdiction. The parties expressly waive their right to claim and obtain such damages or relief in the arbitration proceeding or any other forum (except only to the extent of claims for injunctive relief for protection of confidential information or infringement of intellectual property, which claims may be submitted to any court of competent jurisdiction). The result of the arbitration will be final and binding on the parties. Judgment on the arbitrators' award may be entered in any court having jurisdiction.

                                    EXHIBIT F

                             DISASTER RECOVERY PLAN

   (TO BE ATTACHED HERETO NO LATER THAN THE END OF THE IMPLEMENTATION PERIOD)

                                    EXHIBIT G

   CALL CENTER REQUIREMENTS - CREDIT CARD ERROR MESSAGES AND FRAUD PREVENTION


                          I. CREDIT CARD ERROR MESSAGES

Some Orbitz customers receive error messages at the website if the certain conditions related to their credit card account status exist. These errors will cause the customer's credit card number to be placed in an Orbitz 24-hour temporary negative file, that will restrict the use of that card on the Orbitz website. Reasons for these error messages include:

     -   Insufficient funds
     -   Bank has deactivated card due to fraud or suspected fraud
     -   Credit limit exceeded

When these conditions exist, the customer will be directed by an error message at the site to contact their card-issuing bank to remedy the problem. Neither Upstream nor Orbitz can remedy these situations. The cardholders must call the Bank themselves to correct it. Upstream should be aware of these error messages and instruct customers to remedy these situations with their banks.

                              II. FRAUD PREVENTION

         A.   NEGATIVE FILE

         Negative File is an internal Block List of Credit Cards in which Orbitz uses to protect themselves against possible fraudulent transactions.

         Customers that have been added to the Orbitz negative file database will receive a specific error message (error message 163) informing them that we cannot process the purchase with credit card they are attempting to use. After the customer has corrected any credit card discrepancies with their card-issuing bank, we will have to remove the customer from the negative file database before they can make a purchase on the website. The customers will be directed to contact Customer Service to correct the problem.

         To remove the credit card from the negative file, Upstream must perform the following procedures.

         Upstream should collect the following information from the customer:

              1.    Email address used to establish the Orbitz account
              2.    Name as it appears on the customer's credit card
              3.    Last 4 digits of the credit card
              4.    Customer's phone number

              5. Determine if the customer is purchasing on the behalf of a business account and an estimated monthly volume of transactions expected to be booked on the Orbitz website.

              Upstream Agents should pass the information onto an Upstream supervisor.

              Upstream supervisor then should call Orbitz Revenue Protection Department. Orbitz Revenue Protection Department agents are available from 6 am to 12:30 AM. - seven days a week. If no one answers, they should leave a message. This is the only number for them to contact. No action will take place from 12:30 Am to 6 AM.

              The Orbitz Revenue Protection Department will perform a series of fraud checks to determine if the credit card number should be removed from the negative file. If the credit card is deemed to have been used in a fraudulent manner, the Orbitz Revenue Protection Department will leave the credit card in the negative file and void out any associated PNR's.

              If the Orbitz Revenue Protection Department determines that the credit card can be removed from the negative file, removal will take place and the Upstream supervisor will be subsequently contacted. Upstream will then be required to contact the customer to inform them that they credit card can now be used to make purchase on the website.

         B.   NOTIFICATION OF FRAUDULENT USE OF CREDIT CARD

         If Upstream receives a call from a credit card holder stating that their card was used in a fraudulent manner to make a purchase on the Orbitz Website, the Upstream agent should collect the following information from caller:

         1.   Name of cardholder
         2.   Type of credit card
         3.   Last 4 digits of credit card
         4.   Date of purchase
         5.   Dollar amount
         6.   Airline
         7.   Ticket numbers/and or Reservation number
         8.   Name of passengers (if available)
         9.   Phone number where the caller can be reached

         Upstream should then inform them they will be notifying Orbitz' Revenue Protection Department and they will receive a call back within 24-hours.

         Upstream should call the Orbitz' Revenue Protection Department and provide all of the information collected.

         Upstream should document the call in the PNR, if one is available.

                          C. SUSPICIOUS CALLER CONTACT

If an Upstream agent receives a call where they think there is a possibility of fraudulent activity occurring, (i.e., customer calling to change reservation or address, or any other suspicious requests) they should pass the PNR and email address on to a Supervisor. The Supervisor should contact the Orbitz' Revenue Protection.

                                    EXHIBIT H

                      INTERNATIONAL ARBITRATION PROVISIONS

AGREEMENT TO ARBITRATE. Any dispute arising out of, relating to, or having any connection with, this Agreement, including any question regarding its existence, validity, interpretation, performance, breach or termination, and any tort or other common law or statutory claims arising out of or relating to its negotiation, execution or performance, shall be exclusively and finally settled by arbitration in accordance with the Rules of Arbitration of the International Court of Arbitration of the International Chamber of Commerce (the "ICC").

CONDUCT OF THE ARBITRATION. The place of arbitration shall be in the State of New York, U.S.A. The arbitration shall be conducted in the English language, and all documents and testimony offered into evidence during the arbitration shall be translated into English at the expense of the party offering the evidence.

CHOICE OF LAW. The arbitral panel shall determine the rights and obligations of the parties according with the substantive laws of the State of New York other than those laws that would refer the matter to the law of another jurisdiction. Any procedural issues not resolved by this Agreement or the ICC Rules shall be governed by, in order of priority, the law of the State of New York, U.S.A., including that state's International Arbitration Act, if any, and the United States Arbitration Act. Except as agreed by the parties, the arbitral panel shall have no power to alter or modify any terms or provisions of this Agreement, or to render any award which, by its terms or effects, would alter or modify any term or provision of this Agreement or to act as amiable COMPOSITEUR OR EX AEQUO ET BONO. The arbitral panel shall have no authority to award special, indirect, consequential, exemplary or punitive damages for any reason. The arbitrators may also award interim and equitable relief, including specific performance. The parties expressly agree that prior to the formation of the arbitral panel, nothing in this Agreement shall prevent the parties from applying to a court of competent jurisdiction for provisional or interim measures or for injunctive relief as may be necessary to safeguard the property or rights that are the subject matter of the arbitration. After the arbitral panel is impaneled, however, the panel shall have exclusive jurisdiction to hear applications for such relief, except that the parties agree that any interim measures or injunctive relief ordered by the arbitral panel may be immediately and specifically enforced by a court of competent jurisdiction.

COMMENCEMENT OF ARBITRATION. Notice of the demand for arbitration shall be served upon the party against whom the demand is made at the same time that the demand is filed with ICC Court of International Arbitration. In no event shall a demand for arbitration be made or permitted after the date when the claims being asserted in the demand would be barred by the applicable contractual or statutory limitation period.

THE ARBITRAL PANEL. The arbitral panel shall be composed of three arbitrators to be selected in accordance with the ICC Rules. The presiding arbitrator shall not be of the same nationality as any of the parties. The arbitrators shall be and remain at all times independent of the parties. The arbitrators must be fluent in the English language. Once the arbitral panel has been composed, the arbitrators shall act as neutrals and not as party arbitrators, and no party shall engage in any ex pane communication with any member of the arbitral panel regarding the substance of the arbitration or any claims being arbitrated before the panel. All decisions of the arbitral panel shall be by majority vote.

COSTS AND INTEREST. The costs of the arbitration proceeding, including attorneys fees and expenses, shall be born in the manner determined by the arbitrators. The award may include interest from the date of any breach or violation of this Agreement as determined by the arbitral award until paid in full, at the interest rate established in the award. Interest may be compounded at the discretion of the arbitrators.

THE AWARD. The award shall be in writing and state the reasons upon which it is based. Any monetary award shall be made in United States Dollars. The award shall be final and binding on the parties. Any court having jurisdiction over the person or the property of the person against whom enforcement of the judgment is sought may enter judgment on the award.